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                                                                     Exhibit 5.1


                     [LETTERHEAD OF MORRISON & FOERSTER LLP]



                                 March 31, 2003


Wire One Technologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205

Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-3 filed by Wire One Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on March 31, 2003 (Registration No. 333-103227) (the "Registration Statement"), as amended by Amendment No. 1 on March 31, 2003, relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 4,208,834 shares of the Company's common stock, par value $.0001 per share (the "Shares") being offered by certain selling shareholders (the "Selling Stockholders").

                  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Registration Statement.

                  As counsel to the Company, we have examined the proceedings taken by the Company in connection with the authorization of the issuance by the Company of the Shares to the Selling Stockholders. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority (or, in the case of individuals, the capacity) to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity.


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                     [LETTERHEAD OF MORRISON & FOERSTER LLP]


Wire One Technologies, Inc.
March 31, 2003
Page Two


                  In connection with this opinion, we have examined originals or copies of the certificate of incorporation and the bylaws, each as amended to date, of the Company. In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

                  Based upon and subject to the foregoing, we are of the opinion that the Shares that may be sold by the Selling Stockholders have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when so issued, will be validly issued, fully paid and non-assessable.

                  We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

                  We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement and any amendments thereto. We also consent to the use of our name in the related prospectus under the heading "Legal Matters". In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                           Very truly yours,



                                           Morrison & Foerster LLP